Exhibit 99.1

nerdy

Q2 | 2025 Earnings Release

Live+AI™

The Live Learning Platform

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A Note to

Our Shareholders

Dear Shareholders,

For years, we’ve pursued a vision where AI supercharges the human elements of learning, giving tutors, students, and teachers ‘superpowers’ to teach, learn, and achieve at levels beyond what humans or AI could do on their own. We made meaningful progress on our Live+AI™ vision over the past quarter as we work to embed real-time intelligence into each stage of the learning journey, including before, during, and after tutoring sessions. As we head into back-to-school season, these enhancements are fueling momentum, with stronger engagement and retention in new cohorts that we believe will position us for sustained growth this upcoming school year and beyond.

In the second quarter, Learning Membership revenue returned to year-over-year growth for the first time since Q2 2024, driven by higher frequency and more engaged customers, a series of AI-powered product enhancements, and continued improvements to our AI Learner-Expert matching system. Varsity Tutors for Schools bookings grew 21% year-over-year, bolstered by demand for our high-dosage tutoring offerings and a positive initial response from school district customers to our Live+AI™ platform.

Second Quarter Financial Highlights

Our Q2 results reflect improvements in new customer cohorts combined with operational improvements that are translating into financial progress. Total revenue was $45.3 million, in line with guidance, down 11% year-over-year due primarily to a non-recurring state-funded program and lower Institutional revenue, which was expected. Excluding these factors, the underlying momentum is becoming visible as we approach the back-to-school season.

Consumer Learning Membership revenue grew 4% year-over-year to $37.8 million, representing 84% of total revenue. Active Members stood at 30.6 thousand as of June 30, with Average Revenue per Member per Month (“ARPM”) reaching $348, a 24% increase year-over-year. This ARPM uplift stems from our focus on driving deeper levels of customer engagement through higher-frequency memberships, or those with 4 and 8 hours per month of tutoring that lend themselves towards a weekly tutoring habit, combined with price increases implemented earlier this year. The shift to higher frequency Learning Memberships is resonating with customers and leading to a more engaged overall customer base with stronger retention dynamics. We continue to expect Consumer revenue growth to accelerate each quarter throughout 2025.

Gross margin sequentially expanded 350 basis points from the first quarter of 2025, and we continue to expect to deliver sequential improvements to gross margin each quarter as we move throughout 2025. Our non-GAAP adjusted EBITDA loss of $2.7 million was better than the top end of our expectations. We believe these results, together with the positive inflection in annualized run-rate (“ARR”) Learning Membership revenue of $127.6M (up 7% year-over-year) as of June 30, 2025, keep us on track to deliver profitability on a non-GAAP adjusted EBITDA basis in the fourth quarter of 2025.

Q2 Earnings Release 2025	2

Live+AI™ Product Launches Enable Personalized Learning at Scale

During the quarter, we advanced our efforts to make the AI-powered parts of our customer experience more context aware and interactive, while also driving continued improvement in customer retention. We continued to enhance tutoring session AI summaries to reference prior sessions, creating a continuous narrative of student progress that helps families track improvement over time. We’ve also made the session summaries and the UX more interactive and insightful by surfacing more data and information that can provide insights that are useful in understanding the learning interactions happening during tutoring sessions. This enhanced experience is driving high levels of engagement from customers and helping to reinforce the value of the product itself after each tutoring session.

To improve new customer activation, we introduced AI-generated explanations for Learner-Expert matches, drawing on customer intake data to highlight why a tutor is a great fit and the rationale behind the match. Customer feedback has been positive, which is pulling through to better onboarding and activation metrics, including higher first-week session attendance and lower cancellation rates for new customers. Automated calendar invites for sessions delivered strong activation gains, resulting in improved first-week attendance. We’ve streamlined the checkout process by incorporating modern payment options that are more mobile friendly and are seeing improved checkout rates.

Additionally, we will be entering back-to-school this year having recently overhauled legacy sections of our website oriented around practice resources, which historically represented up to 80% of total traffic, into modern, AI-powered interactive learning experiences written from scratch with AI. We anticipate these modern AI-powered practice resources will enhance top-of-funnel awareness and engagement among Learners, positively reflect on the platform, and drive conversion to our paid offerings.

Heading into the back-to-school season, we are accelerating our Live+AI™ approach, combining live tutoring with advanced AI to deliver superior outcomes aimed at each primary stakeholder group.

•

Real-Time AI for Tutors – We are launching Nerdy, our desktop application that serves as a sidekick that leverages real-time computer vision and audio capabilities to be fully context aware in the moment and provide real-time guidance to the tutor on a heads-up translucent display. Using this tool during live tutoring sessions allows tutors to always have the right answer, spend less time checking student’s work, get real-time auto-suggested ways to explain concepts to students, and remind tutors when they haven’t checked for understanding yet while teaching a portion of a lesson. The Nerdy app helps reinforce best practices that are key to driving strong student outcomes and overall customer satisfaction in real time during the tutoring session.

Tutors will also have access to our Tutor Copilot, a chat-based tool, which also gives them access to the latest LLM-powered capabilities, which enables them to perform common functions like real-time lesson plan generation that leverages past tutoring session context, and other common tasks that can improve the session experience. The Nerdy app and Tutor Copilot are aimed at making it easier for all tutors to be highly effective, with the goal of increasing customer retention through improved session quality and adherence to best practices known to drive customer retention and lifetime value, as well as improved retention among tutors themselves.

Q2 Earnings Release 2025	3

•

Real-Time AI for Students – Through the Nerdy app students will have the ability to transcribe and receive summaries of their class discussion in school. When it hears or sees a complex problem, it can generate step-by-step explanations to help that student better learn in real-time and have a more delightful and less frustrating learning experience. Based upon that context of their other learning interactions, 24/7 AI-study agents can then act on a student’s behalf and take agentified actions oriented around learning, test preparation, and practice to save them time and help them better learn and succeed academically. As these tools gain more context and data around student learning interactions, we will be able to provide even higher levels of personalization.

•

Real-Time AI for Teachers and School Districts – The Nerdy app also has direct relevance to schools, including for students and teachers. Nerdy can help new teachers feel more confident and be better prepared, bolstered by time-tested best practices and real-time content suggestions, concept explanations, and more ensuring they can start a new school year feeling confident to embark on their career in teaching or in teaching a new subject. For English as a second language teachers, Nerdy can assist with real-time foreign language translation and discussion summaries, breaking down barriers and ensuring students get the support they need. For substitute teachers, no more showing up and having no knowledge of the subject or class. Nerdy can elevate the ability of a substitute teacher to deliver instruction in areas where they may not be an expert, ensuring students make continued academic progress even if their teacher isn’t there for a day.

For teachers and school districts, we are launching more than 30 new AI tools this back-to-school that are available in our Live+AI™ platform to help educators streamline classroom and administrative tasks and better personalize learning for students. These AI tools enable educators to save time by automating tasks like generating Individualized Education Programs (“IEP”) for students; creating practice problems, quizzes, and tests, reviewing and evaluating essays, grading student assignments against rubrics, translating documents for English as a Second Language (“ESL”) students, and much more. This frees overburdened educators to focus on high-impact instruction and other areas. Collectively, these new AI tools help elevate our positioning as the next-generation, AI-enhanced platform for tutoring and intervention for school districts.

Q2 Earnings Release 2025	4

•

Agentic Practice Problems – AI agents automatically generate personalized practice content for Learners based on the Learner’s most recent tutoring session and other learning interactions on the platform. Agents determine the most relevant learning modality and content for each Learner, and automatically generate interactive practice materials, which can be used during or in-between sessions to enhance the learning experience.

•

Multi-Session & Visual Summaries – AI insights now benefit from the context of all of the past tutoring sessions a Learner has on the platform, enhancing the depth and relevance of each summary by providing a cohesive narrative that tracks a Learner’s journey after each session. We’ve also added quantitative engagement metrics that show engagement and a closer look at participation and time spent on each activity during tutoring sessions, providing more value to parents and administrators.

•

AI Practice Hub – During back-to-school we are launching learning tools that are AI-powered, modern, responsive pages that are AI-natively built, making them far more engaging and capable of meeting Learners’ needs. The AI Practice Hub provides interactive learning tools in a single platform that spans hundreds of subjects and many tens of thousands of concepts. Each subject or concept can be explored with diagnostic tests, AI tutoring, flashcards, worksheets, interactive games, video lessons, and more. The tools allow users to generate personalized content on demand, in addition to leveraging a robust library of interactive content across subjects.

Q2 Earnings Release 2025	5

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Q2 Earnings Release 2025	6

Institutional Customer Program Delivers Successful Student Outcomes

This past semester, Varsity Tutors partnered with one of the nation’s top 10 largest school districts to provide high- dosage tutoring (HDT) programs for ELA and Math standardized test preparation over a 13-week period. The way this school district customer utilized the full capabilities on the platform is indicative of how we see our AI tools deepening the effectiveness of the live instruction. The school district used the Varsity Tutors Live Learning Platform for live, video-based intensive tutoring with five students per group paired with a recurring tutor. The district also leveraged our AI-driven student cohort grouping that pairs students of like needs together and utilized our customized AI lesson plans that align to state standards. Tutors had access to a chat-based AI copilot tool and AI lesson plan generators that enabled them to be better prepared for sessions and better meet district expectations. District administrators received tutoring session video playback and AI session summaries and insights, a product we enhanced throughout the course of the semester on a rolling basis. The results were remarkable and speak to what is possible when our AI capabilities for personalization are fully leveraged in concert with live high-dosage tutoring.

In one program involving 700+ students across 10 schools, participants saw an average 11-point (5%) improvement from mid-year to end-of-year progress monitoring, more than double the gains from the prior control period, with all schools and grade levels improving by 2% to 11%, and the largest gains in the lowest performing elementary schools and grades. In another HDT program at the same school district, approximately 70 students at an elementary school showed gains of 10% to 26% across early literacy, reading, and overall scores.

This coming semester, we will add Nerdy features to our school district partnerships, including real-time support for teachers during live sessions with standards-aligned instructional guidance and prompted adjustments based on student interactions through computer vision and audio analysis in a real-time heads-up display. Early feedback gives us confidence that this approach to leveraging real-time computer vision and audio where the AI can see and hear everything within the session and take into account past session context should be more effective and more valuable than copilots that have access to chat only. Administrators will use a brand new portal for cohort- and student-level analysis of post-session AI summaries and playbacks, along with agentic practice problems and context-aware lesson plans that now are informed by all prior sessions. These updates will be broadly available for the first time this back-to- school season and will help deliver more personalized and effective support for school districts and students across the country.

In Closing

By combining human expertise with Live+AI™ we are enabling personalized learning at scale. We’re significantly adding to and strengthening Live+AI capabilities this back-to-school season and believe these enhancements will strengthen relationships across every audience we serve.

Thank you for your continued support and confidence in our vision.

CHUCK COHN

Founder, Chairman & CEO

Q2 Earnings Release 2025	7

Second Quarter Financial Highlights

•

Revenue In Line with Expectations – In the second quarter, Nerdy delivered revenue of $45.3 million, within our guidance range of $45 to $48 million, which represented a decrease of 11% year-over-year from $51.0 million during the same period in 2024. Consistent with expectations, revenue declined when compared to the prior year period primarily due to lower Institutional revenue and a specific $3.0 million state-funded Consumer revenue program in Q2 2024 that did not recur in Q2 2025. These impacts were partially offset by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives. We expect consolidated revenue growth will accelerate sequentially each quarter throughout 2025.

•

Consumer Learning Membership Returns to Growth – Second quarter Learning Membership revenue increased 4% year-over-year. Revenue recognized in the second quarter from Learning Memberships was $37.8 million and represented 84% of total Company revenue. As of June 30, 2025, there were 30.6 thousand Active Members, and ARPM was $348, which represented a 24% increase year-over-year. We expect Learning Membership revenue growth will accelerate sequentially each quarter throughout 2025 as the mix shift towards higher frequency and higher priced Learning Memberships is combined with the improvements in the user experience and improved retention in newer cohorts.

•

Institutional Strategy – Institutional delivered revenue of $7.3 million and represented 16% of total Company revenue during the second quarter. The integration of Live+AI™ capabilities into our institutional offerings is resonating strongly with district leaders who desire data-driven insights to optimize learning outcomes and resource allocation. Varsity Tutors for Schools executed 50 contracts, yielding $4.9 million of bookings, an increase of 21% year-over-year. Our strategy to introduce school districts to the platform and ultimately convert them to our fee-based offerings continues to produce results by delivering 36% of paid contracts and 50% of total bookings value in the second quarter. Varsity Tutors signed the White House “Investing in AI Education” pledge in June. The four-year commitment will broaden AI literacy, accelerate student academic growth, and give every Learner a path to success while preserving the essential human connection in teaching.

•

Gross Margin – Gross margin was 61.5% for the three months ended June 30, 2025, compared to a gross margin of 65.7% during the comparable period in 2024. The decrease in gross margin was primarily due to Expert incentives enacted during the fourth quarter of 2024. Following the adoption of the new incentives, we are seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. In addition, gross margin for the second quarter improved sequentially quarter-over-quarter as a result of price increases for new Consumer customers enacted during the first quarter of 2025. We expect to deliver sequential quarterly gross margin improvements as we move throughout 2025.

•

Path to Profitability – Our second quarter performance reinforces confidence in our path to profitability. As a reminder, in the first quarter, we reduced headcount by approximately 16% as compared to December 31, 2024. Headcount restructuring changes were primarily enabled by AI-enabled productivity improvements, coupled with new software-driven processes and system implementations. Headcount restructuring and other cost reduction efforts have enabled us to generate operating efficiencies and remove significant costs from the business. We believe these results, together with a positive inflection in newly-acquired and active Monthly Recurring Revenue in June, keep us firmly on the path to profitability on a non-GAAP adjusted EBITDA basis in the fourth quarter.

Q2 Earnings Release 2025	8

•

Adjusted EBITDA Loss Beats Guidance Range – Net loss was $12.0 million in the second quarter versus a net loss of $14.4 million during the same period in 2024. Excluding non-cash stock compensation expenses, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $4.5 million for the second quarter of 2025 compared to a non-GAAP adjusted net loss of $3.1 million in the second quarter of 2024. We reported a non-GAAP adjusted EBITDA loss of $2.7 million for the second quarter of 2025, beating our guidance of negative $3.0 million to negative $6.0 million. This compares to a non-GAAP adjusted EBITDA loss of $2.1 million in the same period one year ago. Non-GAAP adjusted EBITDA outperformance relative to guidance was primarily driven by across-the-board P&L improvements via higher gross margin, coupled with lower marketing and G&A spend. Compared to last year, our non-GAAP adjusted EBITDA loss was worse primarily due to lower revenues and gross margin, partially offset by lower marketing spend, headcount reductions, and lower G&A spend.

•	Liquidity and Capital Resources – With no debt and $36.7 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See page 17 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q2 Earnings Release 2025	9

Third Quarter and Full Year 2025 Outlook

Today, we are introducing third quarter guidance and updating full year guidance.

As a reminder, the third quarter is always seasonally our lowest revenue quarter as two out of the three months are during the summer when students and schools are out of session. We also have higher sales and marketing expenses ahead of the back-to-school season, resulting in the lowest Adjusted EBITDA of any quarter during a typical year.

For the third quarter, we expect Consolidated and Consumer revenues will return to being positive year-over-year due to higher levels of Consumer customer acquisition coupled with improvements in ARPM (due to the mix shift to higher frequency Learning Memberships coupled with price increases). We also expect improvements to the user experience and investments in tutor pay rates will drive continued retention improvements.

For the full year, we expect product innovation and operational improvement initiatives will lead to accelerating Consumer revenue growth each quarter throughout 2025. Institutional revenue reflects the flow through of lower 2024 bookings into the first half of 2025, coupled with a cautious federal and state level funding environment. We expect Institutional revenue to return to year-over-year growth in the fourth quarter of 2025

For the third quarter and full year, non-GAAP adjusted EBITDA improvements year-over-year reflect a return to Consolidated and Consumer revenue growth coupled with benefits from AI-enabled productivity and operating leverage improvements, partially offset by investments in AI and tutor pay rates. We expect price increases for new Consumer customers enacted earlier in the year will continue to yield sequential quarterly improvements to ARPM and gross margin. During the fourth quarter of 2025, we expect to be profitable on a non-GAAP adjusted EBITDA basis.

We expect to end the year with no debt and $30-35 million in cash, and believe we have ample liquidity to fund the business and pursue growth initiatives

Revenue Guidance

•	For the third quarter of 2025, we expect revenue in the range of $37-$40 million

•	For the full year, we expect revenue in the range of $191-$197 million.

Adjusted EBITDA Guidance

•	For the third quarter of 2025, we expect a non-GAAP adjusted EBITDA loss in the range of $11-$13 million.

•	For the full year, we expect a non-GAAP adjusted EBITDA loss in the range of $13-$17 million.

Q2 Earnings Release 2025	10

Financial Discussion

Revenue

Revenue for the three months ended June 30, 2025 was $45.3 million, a decrease of 11% from $51.0 million during the same period in 2024. Revenue for the six months ended June 30, 2025 was $92.9 million, a decrease of 11% from $104.7 million during the same period in 2024.

Consistent with expectations, revenue declined for both periods when compared to the prior year periods primarily due to lower Institutional revenue and a specific ($3.0 million in the second quarter and $4.5 million in the first half of 2024) state-funded Consumer revenue program that did not recur in 2025. For both current year periods, these impacts were partially offset by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives. We expect consolidated revenue growth will accelerate sequentially each quarter throughout 2025.

Gross Profit and Gross Margin

Gross profit of $27.9 million for the three months ended June 30, 2025 decreased by $5.6 million or 17% compared to the same period in 2024. Gross profit of $55.5 million for the six months ended June 30, 2025 decreased by $14.5 million or 21% compared to the same period in 2024. Gross margin was 61.5% and 65.7% for the three months ended June 30, 2025 and 2024, respectively. Gross margin was 59.7% and 66.9% for the six months ended June 30, 2025 and 2024, respectively.

These decreases in gross margin were primarily due to Expert incentives enacted during the fourth quarter of 2024. Following the adoption of the new incentives, we are seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention. In addition, gross margin for the second quarter improved sequentially quarter-over-quarter as a result of price increases for new Consumer customers enacted during the first quarter of 2025. We expect to deliver sequential quarterly gross margin improvements as we move throughout 2025.

Sales and Marketing

Sales and marketing expenses for the three months ended June 30, 2025 on a GAAP basis were $13.5 million, a decrease of $2.0 million from $15.5 million in the same period in 2024. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended June 30, 2025 were $13.2 million, a decrease of $1.7 million compared to $14.9 million in the same period in 2024. Sales and marketing expenses for the six months ended June 30, 2025 on a GAAP basis were $29.3 million, a decrease of $3.6 million from $32.9 million in the same period in 2024. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the six months ended June 30, 2025 were $28.5 million, a decrease of $3.3 million compared to $31.8 million in the same period in 2024.

These decreases in sales and marketing expenses were driven by Consumer marketing efficiency gains coupled with the moderation of our investment in the Institutional business given near-term funding uncertainties. We believe a significant opportunity exists in the Institutional space and that the product enhancements we are making to the Live+AI™ platform will drive growth in future periods.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

Q2 Earnings Release 2025	11

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product and development expenses intended to support innovation, and other operating expenses. Product and development costs were $10.7 million and $11.6 million during the three months ended June 30, 2025 and 2024, respectively. Product and development costs were $21.4 million and $22.2 million during the six months ended June 30, 2025 and 2024, respectively. Product and development costs include compensation for employees on our product and engineering teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended June 30, 2025 on a GAAP basis were $26.6 million, a decrease of $6.6 million from $33.2 million in the same period in 2024. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended June 30, 2025 were $19.4 million, a decrease of $3.1 million compared to $22.5 million in the same period in 2024. General and administrative expenses for the six months ended June 30, 2025 on a GAAP basis were $55.0 million, a decrease of $10.2 million from $65.2 million in the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the six months ended June 30, 2025 were $40.1 million, a decrease of $3.8 million compared to $43.9 million in the same period in 2024.

AI-enabled productivity improvements, coupled with new software-driven processes and system implementations, headcount reductions, and other cost reduction efforts, have enabled us to generate operating efficiencies and remove significant costs from the business. Recent advances in AI provide us with the opportunity to drive further levels of productivity, including the agentification of key processes that will allow us to improve both the customer experience and operational consistency while further reducing the operating costs necessary to scale our business.

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $12.0 million for the three months ended June 30, 2025 versus a net loss of $14.4 million in the same period in 2024. Excluding non-cash stock compensation expenses, non-GAAP adjusted net loss was $4.5 million for the three months ended June 30, 2025, compared to a non-GAAP adjusted net loss of $3.1 million in the same period in 2024. Net loss on a GAAP basis was $28.2 million for the six months ended June 30, 2025 versus a net loss of $26.4 million in the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, non-GAAP adjusted net loss was $12.4 million for the six months ended June 30, 2025, compared to a non-GAAP adjusted net loss of $4.0 million in the same period in 2024.

Non-GAAP adjusted EBITDA loss was $2.7 million for the three months ended June 30, 2025, beating our guidance of negative $3.0 million to negative $6.0 million, and compared to a non-GAAP adjusted EBITDA loss of $2.1 million in the same period in 2024. Non-GAAP adjusted EBITDA loss was $9.1 million for the six months ended June 30, 2025, compared to a non-GAAP adjusted EBITDA loss of $2.0 million in the same period in 2024.

Non-GAAP adjusted EBITDA outperformance relative to guidance was primarily driven by across-the-board P&L improvements via higher gross margin, coupled with lower marketing and G&A spend. Compared to last year, our non-GAAP adjusted EBITDA loss was worse primarily due to lower revenues and gross margin, partially offset by lower marketing spend, headcount restructuring, and lower G&A spend.

See page 17 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of June 30, 2025, the Company’s principal sources of liquidity were cash and cash equivalents of $36.7 million. We believe our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Q2 Earnings Release 2025	12

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Thursday, August 7, 2025 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 310344.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/ investors.

A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 14, 2025 by dialing 1-866-813-9403 from the U.S. or 1-929-458- 6194 from all other locations, and entering the Access Code: 945878.

Contact Investor Relations investors@nerdy.com

Q2 Earnings Release 2025	13

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$45,263	$50,984	$92,858	$104,711
Cost of revenue	17,421	17,497	37,405	34,709

Gross Profit	27,842	33,487	55,453	70,002
Sales and marketing expenses	13,558	15,537	29,343	32,929
General and administrative expenses	26,572	33,179	54,983	65,155

Operating Loss	(12,288)	(15,229)	(28,873)	(28,082)
Interest income	(365)	(879)	(827)	(1,765)
Other expense, net	4	10	4	35

Loss before Income Taxes	(11,927)	(14,360)	(28,050)	(26,352)
Income tax expense	74	38	102	61

Net Loss	(12,001)	(14,398)	(28,152)	(26,413)
Net loss attributable to noncontrolling interests	(4,104)	(5,305)	(9,759)	(9,874)

Net Loss Attributable to Class A Common Stockholders	$(7,897)	$(9,093)	$(18,393)	$(16,539)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.07)	$(0.08)	$(0.15)	$(0.15)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	120,151	109,924	119,304	108,757

REVENUE (Unaudited)

(in thousands)

	Three Months Ended June 30,				Change
dollars in thousands	2025	%	2024	%	$	%
Consumer	$37,824	83%	$39,716	78%	$(1,892)	(5)%
Institutional	7,308	16%	11,135	21%	(3,827)	(34)%
Other	131	1%	133	1%	(2)	(2)%

Revenue	$45,263	100%	$50,984	100%	$(5,721)	(11)%

	Six Months Ended June 30,				Change
	2025	%	2024	%	$	%
Consumer	$75,837	81%	$81,318	77%	$(5,481)	(7)%
Institutional	16,688	18%	23,022	22%	(6,334)	(28)%
Other	333	1%	371	1%	(38)	(10)%

Revenue	$92,858	100%	$104,711	100%	$(11,853)	(11)%

Q2 Earnings Release 2025	14

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$36,722	$52,541
Accounts receivable, net	6,358	7,335
Other current assets	4,559	4,838

Total Current Assets	47,639	64,714
Fixed assets, net	16,306	17,148
Goodwill	5,717	5,717
Intangible assets, net	2,232	2,430
Other assets	1,795	2,498

Total Assets	$73,689	$92,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,836	$2,555
Deferred revenue	10,355	15,263
Other current liabilities	8,220	10,509

Total Current Liabilities	22,411	28,327
Other liabilities	2,538	3,067

Total Liabilities	24,949	31,394
Stockholders’ Equity
Class A common stock	12	12
Class B common stock	6	6
Additional paid-in capital	607,974	597,308
Accumulated deficit	(576,259)	(557,866)
Accumulated other comprehensive income	94	19

Total Stockholders’ Equity Excluding Noncontrolling Interests	31,827	39,479
Noncontrolling interests	16,913	21,634

Total Stockholders’ Equity	48,740	61,113

Total Liabilities and Stockholders’ Equity	$73,689	$92,507

Q2 Earnings Release 2025	15

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash Flows From Operating Activities
Net Loss	$(28,152)	$(26,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	3,671	3,358
Amortization of intangibles	310	305
Non-cash stock-based compensation expense	15,126	22,426
Other	69	—
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	977	8,153
Decrease (increase) in other current assets	279	(491)
Decrease in other assets	703	1,046
Increase (decrease) in accounts payable	1,253	(57)
Decrease in deferred revenue	(5,276)	(9,398)
(Decrease) increase in other current liabilities	(1,672)	51
Decrease in other liabilities	(777)	(215)

Net Cash Used in Operating Activities	(13,489)	(1,235)
Cash Flows From Investing Activities
Capital expenditures	(2,333)	(3,755)

Net Cash Used In Investing Activities	(2,333)	(3,755)
Cash Flows From Financing Activities

Net Cash Used In Financing Activities	—	—
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	3	4

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(15,819)	(4,986)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	52,673	75,140

Cash, Cash Equivalents, and Restricted Cash, End of Period	$36,854	$70,154

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$537	$939
Purchase of fixed assets included in accounts payable	3	10

Q2 Earnings Release 2025	16

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSES (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales and marketing expenses	$13,558	$15,537	$29,343	$32,929
Less:
Non-cash stock-based compensation expense	330	638	674	1,173
Restructuring costs	—	—	193	—

Non-GAAP sales and marketing expenses	$13,228	$14,899	$28,476	$31,756

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative expenses	$26,572	$33,179	$54,983	$65,155
Less:
Non-cash stock-based compensation expense	7,208	10,676	14,452	21,253
Restructuring costs	—	—	455	—

Non-GAAP general and administrative expenses	$19,364	$22,503	$40,076	$43,902

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Loss	$(12,001)	$(14,398)	$(28,152)	$(26,413)
Add:
Interest income	(365)	(879)	(827)	(1,765)
Income taxes	74	38	102	61
Depreciation and amortization	1,996	1,873	3,981	3,663
Non-cash stock-based compensation expense	7,538	11,314	15,126	22,426
Restructuring costs	—	—	648	—

Adjusted EBITDA (Loss)	$(2,758)	$(2,052)	$(9,122)	$(2,028)

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET LOSS (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Loss	$(12,001)	$(14,398)	$(28,152)	$(26,413)
Add:
Non-cash stock-based compensation expense	7,538	11,314	15,126	22,426
Restructuring costs	—	—	648	—

Adjusted Net Loss	$(4,463)	$(3,084)	$(12,378)	$(3,987)

Q2 Earnings Release 2025	17

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

June 30, 2025
Class A Common Stock	121,027
Combined Interests that can be converted into shares of Class A Common Stock	64,395

Total outstanding share count	185,422

Q2 Earnings Release 2025	18

We monitor the following key operating metrics, among others, to evaluate the performance of our business.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude our Institutional business. Our Active Member count as of June 30, 2025 was lower when compared to June 30, 2024 primarily due to lower retention in older customer cohorts that included a higher proportion of lower frequency Learning Memberships.

ARPM is defined as the average Consumer Learning Membership subscription revenue per member per month as of the date presented. Variations in ARPM are primarily due to changes in the mix of Learning Memberships sold and pricing changes. We believe ARPM is a key indicator of the value we provide to our customers. ARPM excludes our Institutional business. ARPM as of June 30, 2025 was higher when compared to June 30, 2024 due to the mix shift to higher frequency Learning Memberships coupled with price increases enacted during the first quarter of 2025.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Active Experts include our Institutional business. Our Active Expert count during the three and six months ended June 30, 2025 when compared to the prior year periods decreased due to lower Consumer Active Experts as a result of our Expert incentives, which has promoted utilization of the highest quality Experts by encouraging them to work with more Learners and develop deeper relationships that allow for increased revenue-generating opportunities, coupled with lower utilization of tutoring sessions in our Institutional business as a result of lower bookings.

KEY OPERATING METRICS

Active Members in thousands	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Active Members	30.6	40.5	37.5	39.7	35.5	46.1
YoY change	(14)%	(12)%	(8)%	1%	15%	40%

ARPM in ones	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ARPM	$348	$335	$302	$302	$281	$293
YoY change	24%	14%	(2)%	(13)%	(20)%	(19)%

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Active Experts in thousands	2025	2024	%	2025	2024	%
Active Experts	9.7	11.6	(16)%	12.1	14.4	(16)%

Q2 Earnings Release 2025	19

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses and restructuring costs.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses and restructuring costs

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock and “if-converted” methods, as applicable.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Q2 Earnings Release 2025	20

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2025 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2025, as well as other filings that we may make from time to time with the SEC.

Q2 Earnings Release 2025	21